EXHIBIT 10.58

August 29, 2006

Mr. Richard Emil

Dear Mr. Emil:

I am pleased on behalf of En Pointe Technologies to present to you this formal change in your compensation plan effective April 1, 2006. Except as noted herein, all other terms and conditions of your employment as Vice President – Service remain unchanged.

To communicate your acceptance to our offer, please:

1)	Sign your name in full and date below

2)	Initial the bottom of the 2nd page.

3)	Return the signed document to Corporate Human Resources, attention of Luz Garza, Senior HR Administrator with seven (7) days of the date of this letter.

If you have any questions, please feel free to contact me at 310-725-5286. We look forward to your continuing as part of the En Pointe Technologies team!

Sincerely,

/s/ Javed Latif
Javed Latif
Chief Financial Officer & Senior Vice President – Operations

READ & AGREED: With my signature below, I acknowledge that I have read, understood and accept the terms outlined in this offer and its attachment.

Name (Print):	Richard Emil

Signature:	/s/ Richard Emil

Date:	September 27, 2006

Quarterly Executive Bonus (QEB) Plan Summary: Vice-President – Service

Effective Period

•	April 1, 2006 through March 31, 2007

Base Salary

•	This full-time, exempt position will be paid a base salary of $6,250.00 per semi-monthly pay period

•	There are 24 semi-monthly pay periods in a payroll year

Commission (Services Only)

•	2.0% of top-line services revenue for Services sales generated exclusively by this position.

•	0.5 % of top-line services revenue for Services sales generated by those Services positions which report to this position.

•	Services commission shall exclude all existing Enterprise Solutions business, i.e., prior to date of hire.

•	Services commission shall be calculated monthly and paid on the 23rd of each month for the prior calendar sales month.

Bonus Criteria (Effective 4/1/06 to 3/31/07)

•	During the Effective Period this position will be eligible to participate in En Pointe’s Quarterly Executive Bonus (QEB) plan which is tied to company profitability.

•	Under the QEB plan, this position may earn a yearly bonus of $75,000.00 in quarterly increments during the Effective Period based on meeting the following profitability targets:

Quarterly Profitability
(“Net Profit” as defined below)
$150,000
$350,000
$750,000
$1,000,000
% of Target Quarterly Bonus Payable
100%
115%
125%
145%

General Terms & Conditions of Eligibility for QEB Payment

1)	“Net Profit” is defined as “net after taxes” with the bonus paid expense included as part of the period’s net income computation, including consolidated subsidiaries and as reported in the Company’s quarterly press release.

2)	Each quarter’s profitability results stands alone and a minimum of $150,000.00 in net quarterly profit is required for bonus to be awarded. Accordingly:

a)	No bonus is earned if quarterly net profit is less than $150,000.00

b)	Profitability results cannot be transferred across quarters to achieve QEB targets.

3)	QEB participant must be employed for the full quarter and must be a full time employee until bonus is paid. Accordingly:

a)	There is no vesting or pro-rations for partial quarters of employment.

b)	Termination for any reason prior to the end of a quarter constitutes waiver and forfeiture of bonus eligibility for all future quarters and for the partial quarter in which termination occurs.

4)	All bonuses are discretionary with the Compensation Committee of the Board of Directors. All bonuses are performance-based and are conditional upon achieving the Company’s bonus criteria as shown above, together with each person’s individual conformity with all Company policies. Bonus payments may be forfeited, reduced, or withheld subject to any pending investigation.